                                                                     EXHIBIT 3.4


                          AMENDMENT TO ARTICLE 6.1 OF
                          LIMITED PARTNERSHIP AGREEMENT

         This Amendment to Article 6.1 of the Limited Partnership Agreement of Dodge City Healthcare Group, LP, dated March 1, 1995, is entered into on June 13, 1997, between Dodge City Healthcare Group, LP by and through its general partner (Partnership) and Dodge City Outpatient Surgical Facility, Inc. (Limited Partner).

         WHEREAS, subject to change based on the cash needs of the Partnership, the General Partner agrees to distribute 90% of book pretax income for 1997 to 1999 and 85% thereafter until the intercompany debt is retired. Further, the Partnership agrees to distribute these profits on a quarterly basis by April 15, June 15, September 15, and January 15 of each year (i.e., approximate due dates of estimated quarterly federal and state income tax payments). By the fourth quarter distribution on January 15, the total amount distributed for the year should equal approximately 90% of the estimated annual distribution (i.e., 90% of 90%, or 81% of pretax income for 1997). In March of each year, a final distribution will be made to reconcile the quarterly distributions to the annual distribution amount.

         WHEREAS, for 1997, the Partnership agrees to distribute the Limited Partner's portion of these distribution payments as follows:

                 Quarter           Distribution Date              Amount
                 -------           -----------------              ------
                1st & 2nd          June 1997                       $600,000
                   3rd             September 15, 1997              $250,000
                   4th             January 15, 1998                $250,000
            Final Adjustment       March 1998                  To be determined

         WHEREAS, both parties agree to maintain the existing accounting methodology for bad debts for income tax purposes and therefore forego filing an amended 1996 Partnership income tax return in regards to the bad debts incurred by the facility.

Dodge City Healthcare Group, LP                Dodge City Outpatient Surgical
       by and through Columbia/HCA of            Facility, Inc.
       Dodge City, its General Partner


By:                                            By:
    -----------------------------------            -----------------------------
       Kevin Gross                                     Jack R. Shearer, CRNA
       Division President                              President

                                               By:
                                                   -----------------------------
                                                       Mohammad Amawi, MD

                                               By:
                                                   -----------------------------
                                                       Kelly Cohoon, DDS